Marc A. Recht
T: (617) 937-2323
mrecht@cooley.com

March 7, 2018
Flex Pharma, Inc.
800 Boylston Street, 24th Floor
Boston, MA 02199

Ladies and Gentlemen:

We have acted as counsel to Flex Pharma, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S‑8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering of up to 898,609 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), including (i) 718,887 shares (the “2015 Plan Shares”) reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), and (ii) 179,722 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the 2015 Plan and the 2015 ESPP, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the 2015 Plan Shares and the ESPP Shares, when sold and issued in accordance with the 2015 Plan and the 2015 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht, Partner

500 Boylston Street, Boston, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 www.cooley.com

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